Exhibit 1

Announcement  |  Lisbon  |  9 September 2014

Material Fact disclosed by Oi

Portugal Telecom, SGPS S.A. (“PT”) hereby informs on the material fact disclosed by Oi, S.A. (“Oi”) on the approval of the terms of the exchange of credits for shares of Oi/CorpCo and the option for the purchase of shares in treasury, according to the company’s announcement attached hereto.

Portugal Telecom, SGPS, SA Avenida Fontes Pereira de Melo, 40 1069-300 Lisbon Portugal	Public company Share capital Euro 26,895,375 Registered in the Commercial Registry Office of Lisbon and Corporation no. 503 215 058	Portugal Telecom is listed on the Euronext and New York Stock Exchange. Information may be accessed on the Reuters under the symbols PTC.LS and PT and on Bloomberg under the symbol PTC PL.	Nuno Vieira Investor Relations Director nuno.t.vieira@telecom.pt Tel.: +351 21 500 1701 Fax: +351 21 500 0800

www.telecom.pt

Oi S.A.	Telemar Participações S.A.
Corporate Taxpayers’ Registry (CNPJ/MF)	Corporate Taxpayers’ Registry (CNPJ/MF)
No. 76.535.764/0001-43	No. 02.107.946/0001-87
Board of Trade (NIRE) No. 33.30029520-8	Board of Trade (NIRE) No. 3.33.0016601-7
Publicly-Held Company	Publicly-Held Company

MATERIAL FACT

Approval of the Terms of the Exchange of Credit for Shares of Oi/TmarPart and the
Option for the Purchase of Shares in Treasury by the PT SGPS General Meeting and the
Boards of Directors of TmarPart and Oi

Continuation of Final Stages of the Corporate Reorganization

Oi S.A. (“Oi,” Bovespa: OIBR3, OIBR4; NYSE: OIBR and OIBR.C) and Telemar Participações S.A. (“TmarPart” and, together with Oi, the “Companies”), pursuant to art. 157, § 4 of Law No. 6,404/76 (the “Corporation Law”) and CVM Instruction No. 358/02, in addition to the Material Fact dated July 28, 2014 and the Notices to the Market filed by Oi on August 8 and 13, 2014, inform their shareholders and the market in general that, on this date, the General Shareholders’ Meeting of Portugal Telecom SGPS S.A. (“PT SGPS”) and the Boards of Directors of Oi and TmarPart approved the terms and conditions of the definitive agreements related to the investments in commercial paper issued by Rio Forte Investments, S.A (“Commercial Paper”).

The definitive agreements were signed today among Oi, TmarPart and PT SGPS and provide for an exchange (the “Exchange”) in which Portugal Telecom International Finance B.V. (“PT Finance”) and PT Portugal SGPS S.A. (“PT Portugal” and, together with PT Finance, the “Oi Subsidiaries”) will transfer the Commercial Paper to PT SGPS in exchange for common and preferred shares of Oi held by PT SGPS, and the Oi Subsidiaries will grant PT SGPS an option to purchase shares of Oi (the “Option”), which will occur in accordance with the terms already disclosed to the market through the Material Fact of July 28 (the “Definitive Agreements”). Given the approval of the Definitive Agreements by the General Meeting of PT SGPS and the Boards of Directors of Oi and TmarPart, the implementation of the Exchange and of the Option will be subject only to the response of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários — CVM) to the consultation presented by the Companies with respect to these transactions.

The signing of the Definitive Agreements will enable the continuation of the combination of the businesses of Oi and PT SGPS (the “Transaction”), which will have as the next step the migration of TmarPart to the Novo Mercado of the São Paulo Stock Exchange (BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias e Futuros — BM&FBOVESPA), through the merger of shares between Oi and TmarPart (the “Merger of Shares”).

As preliminary steps to the Merger of Shares, the Companies will pursue (i) the registration of the shares to be issued by TmarPart in the Merger of Shares with the U.S. Securities and Exchange Commission (“SEC”), (ii) the conversion of TmarPart’s registration category as a publicly-held company, (iii) the registration of a Depositary Receipts Program of TmarPart with the SEC, (iv) the listing of the shares of TmarPart in Brazil on the Novo Mercado segment of the BM&FBOVESPA and in Portugal on the NYSE Euronext Lisbon, with the necessary approvals by the Portuguese Securities and Exchange Commission (Comissão do Mercado de Valores Mobiliários — CMVM) and by the NYSE Euronext Lisbon, and (v) the listing of the shares in the form of American Depositary Shares on the NYSE. As a result of the Exchange, the structure of the Transaction will no longer include the merger of PT SGPS into TmarPart.

On this date, certain agreements related to the Transaction and signed on February 19, 2014 were amended to provide, among other things: (i) the extension of deadlines for the completion of the Transaction; (ii) to clarify that the merger of PT SGPS with TmarPart will no longer occur within the scope of the Transaction (notwithstanding the fact that PT SGPS may adopt an alternative structure to achieve the same objective as the merger with respect to the combination of the shareholder bases of Oi and PT SGPS); and (iii) the limitation of the voting rights of PT SGPS, in the Bylaws of TmarPart, to a maximum of 7.5% of its capital stock.

The Companies reiterate that the Transaction is intended to migrate TmarPart to the Novo Mercado segment of BM&FBOVESPA, with the adoption of best corporate governance practices, admission of the TmarPart shares on the NYSE and the NYSE Euronext Lisbon, increase in liquidity, dispersed regulatory control and acceleration of the synergies created by the Transaction. The Companies expect the Merger of Shares to occur by the end of the first quarter of 2015.

The Companies will keep their shareholders and the market in general informed of any relevant subsequent events related to the topics described in this Material Fact.

Rio de Janeiro, September 8, 2014.

Oi S.A.
Bayard De Paoli Gontijo
Chief Financial Officer and Investor Relations Officer

Telemar Participações S.A.
Fernando Magalhães Portella
Investor Relations Officer

Additional Information and Where to Find It:

This communication is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction in which distribution of an offering document or such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

This communication contains information with respect to the proposed merger of shares (incorporação de ações) between TmarPart and Oi.

In connection with the proposed merger of shares between TmarPart and Oi, TmarPart plans to file with the SEC (1) a registration statement on Form F-4, containing a prospectus which will be mailed to shareholders of Oi (other than non-U.S. persons as defined in applicable rules of the SEC), and (2) other documents regarding the proposed merger of shares.

We urge investors and security holders to carefully read the relevant prospectus and other relevant materials when they become available as they will contain important information about the proposed merger of shares.

Investors and security holders will be able to obtain the documents filed with the SEC regarding the proposed mergers, when available, free of charge on the Commission’s website at www.sec.gov or from TmarPart or Oi.

Special Note Regarding Forward-Looking Statements:

This communication contains certain forward-looking statements. Statements that are not historical facts, including statements regarding the beliefs and expectations of TmarPart or Oi, business strategies, future synergies and cost savings, future costs and future liquidity are forward-looking statements. The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “plans,” “targets,” “goal” and similar expressions, as they relate to TmarPart or Oi, are intended to identify forward-looking statements and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, tendencies or expected results will actually occur. Such statements reflect the current views of management TmarPart or Oi and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to TmarPart or Oi or their affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC or of regulatory authorities in other applicable jurisdictions TmarPart, Oi and their affiliates do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures TmarPart or Oi make on related subjects in reports and communications TmarPart or Oi file with the SEC.